Exhibit 99.1

Contact:	David Lilly Kekst and Company (212) 521-4800	Chris A. McFadden Carver Bancorp, Inc. (718) 676-8940
CARVER BANCORP, INC. REPORTS FIRST QUARTER FISCAL YEAR 2011 RESULTS
Reports First Quarter Net Loss of $2.5 Million
Board Declares Dividend of $0.025 per Share
New York, New York, August 13, 2010 — Carver Bancorp, Inc. (the “Company”) (NASDAQ: CARV), the holding company for Carver Federal Savings Bank (“Carver” or the “Bank”), today announced financial results for the three month period ending June 30, 2010, the first quarter of its fiscal year ending March 31, 2011 (“fiscal 2011”).
The Company reported a net loss of $2.5 million, or a loss per share of $(1.09) for the first quarter of fiscal 2011 compared to net income of $0.7 million, or net income per share of $0.18, for the prior year period. The loss for the first quarter is due primarily to higher provision for loan losses as loan delinquencies increased.
Deborah C. Wright, the Company’s Chairman and CEO, stated: “Carver’s loss in the first quarter of fiscal 2011 reflects continued uncertainty in the economy in general and in the specific real estate markets in which Carver operates, consistent with the prior quarter. These conditions led to a substantially increased provision for loan losses, following higher delinquencies and other impaired loans. While delinquencies increased across all real estate classes, the largest component continues to be a portfolio of affordable housing loans originated and serviced by the Community Preservation Corporation (“CPC”). Our team, along with CPC, is highly focused on continually evaluating and executing the best exit strategy for each delinquent or otherwise impaired loan. In some cases resolution will be near term and in others an investment in time is the best course of action. Our affordable housing loans are a case in point. Demand for this product remains significant, despite the challenging economic climate. However, our customers, mostly small developers with high quality projects, were stalled by dislocations in the secondary market, preventing homebuyers from obtaining the mortgages needed to buy homes. Getting these projects complete and fully sold or rented will, in some cases, take several quarters.

However, we believe patience will yield the best outcome for Carver’s stockholders in realizing value on these loans. In other cases, falling real estate valuations in some markets and severe delays in executing foreclosure proceedings in the New York City court system may render alternative resolutions, including loan sales, more effective. In sum, we are reviewing, real time, our options to improve non-performing loan levels as expeditiously as possible. Given the conditions noted above, however, delinquencies and other impaired loans may remain elevated for a number of quarters. These conditions are also likely to result in soft demand for new loans in the months ahead.”
“This quarter’s disappointing credit picture obscured gains in other important parts of our business, namely a strong interest rate margin, an increase in fee income and core deposit growth that was utilized to pay off borrowings. Loan payoffs continued, including construction loans, which furthered reductions in our concentration in this asset class.”
Ms Wright added, “I am pleased to announce that Carver has received preliminarily approval and is awaiting a closing date from the U.S. Treasury to participate in the Community Development Capital Initiative (“CDCI”), which will allow us to exchange our existing TARP CPP capital for CDCI capital, substantially reducing our required dividend payments.”
In February 2010, the U.S. Treasury announced the creation of the CDCI in recognition of the unique role of Community Development Financial Institutions (“CDFI’s”) as lenders in disadvantaged communities. CDFI’s that are participants in the TARP CPP may apply to exchange existing TARP CPP for CDCI capital. Carver has received preliminary approval of its application by the U.S. Treasury and is expected to complete the exchange in the next 30 days. This exchange of capital will decrease Carver’s dividend payments by $560,000 annually. In addition, this capital is available at a 2% coupon rate for seven years from issuance.
Board Declares a Quarterly Dividend of $0.025 Per Common Share
On August 12, 2010, the Company’s Board of Directors declared a cash dividend on its common stock of two and one-half cents ($0.025) per share for the first quarter. The dividend will be payable on September 10, 2010, to stockholders of record at the close of business on August 27, 2010.

Income Statement Highlights
First Quarter Results
The Company reported a net loss for the quarter ended June 30, 2010 of $2.5 million compared to net income of $0.7 million for the prior year period. The net loss is the result of a higher provision for loan losses partially offset by increased fee income.
Net Interest Income
Interest income decreased $0.3 million in the first quarter compared to the prior year quarter as the average balance of interest earning assets declined $17.5 million, primarily due to a $9.8 million decline in the average balance of loans and a $7.3 million decline in the average balance of mortgage-backed securities. A decline of 50 basis points in the average yield on mortgage-backed securities to 3.74% from 4.24% in the prior year period also contributed to the overall decline in interest income. The current low interest rate environment continues to constrain earnings on Carver’s investment portfolio.
Interest expense decreased by $0.5 million, or 15.4%, to $2.6 million for the first quarter compared to $3.0 million for the prior year period. The decrease was primarily the result of a decrease in interest expense on deposits of $0.5 million. This decrease in interest expense reflects a 30 basis point decrease in the average cost of interest-bearing liabilities to 1.52% for the first quarter compared to an average cost of 1.82% for the prior year period. The decrease in the average cost of interest bearing liabilities was primarily due to downward re-pricing of certificates of deposits and an increase in money market balances which generally carry lower interest rates than certificates of deposit.
Provision for Loan Losses
The Company recorded a $6.2 million provision for loan losses for the first quarter compared to $0.7 million for the prior year period. The provision is in response to the Company’s current levels of delinquencies and non-performing loans and the uncertainty caused by the uneven economic recovery in the real estate market and the New York City economy.

Non-interest Income
Non-interest income increased $0.7 million, or 62%, to $1.9 million for the first quarter compared to $1.2 million for the prior year period. The increase was primarily due to two NMTC transactions which generated $0.8 million in fee income.
Non-interest Expense
Non-interest expense increased $0.4 million, or 5.8%, to $7.5 million compared to $7.1 million for the prior year period. This change was primarily due to increased loan related expenses of $0.4 million, advertising costs of $0.1 million and professional services expenses of $0.1 million. These increases were partially offset by lower FDIC insurance premium charges of $0.4 million.
Income Taxes
The income tax benefit was $2.3 million for the first quarter compared to a $0.4 million tax benefit for the prior year period and is primarily due to the Company’s loss before income taxes in the current quarter compared to the prior year quarter’s income. The current quarter reflects tax credits of $0.6 million on NMTC investment transactions.
Financial Condition Highlights
At June 30, 2010, total assets decreased $1.6 million, or 0.2%, to $803.9 million compared to $805.5 million at March 31, 2010. Cash and cash equivalents increased $12.8 million, investment securities increased $9.3 million, and the deferred tax asset increased $2.4 million. These increases were offset by a decrease in loans of $22.8 million and a loan loss provision increase of $3.6 million.
Cash and cash equivalents increased $12.8 million, or 33.3%, to $51.1 million at June 30, 2010, compared to $38.3 million at March 31, 2010. This increase was driven by a $12.8 million increase in cash and due from banks. These funds will be utilized early in the second quarter of fiscal 2011 to pay down maturing debt and release certain certificates of deposit upon their maturity. The Company expects to maintain excess liquidity until more unconstrained access to funding returns to the markets. By maintaining this additional liquidity, the Company chose to forgo $0.3 million in potential interest income during the first quarter of fiscal 2011.
Total securities increased $9.3 million, or 16.8%, to $64.7 million at June 30, 2010, compared to $55.4 million at March 31, 2010. The variance is driven by an increase of $1.5 million in available-for-sale securities and $7.8 million in held-to-maturity securities on net purchases of $8.9 million of investment securities.

Total loans receivable decreased $22.8 million, or 3.4%, to $647.2 million at June 30, 2010, compared to $670.0 million at March 31, 2010. Principal repayments net of advances and originations across all loan classifications contributed to the majority of the decrease with the largest impact from Construction ($4.9 million), Commercial ($5.8 million) and Business ($5.4 million).
The deferred tax asset increased $2.4 million, or 16.8%, to $16.7 million at June 30, 2010, compared to $14.3 million at March 31, 2010, primarily due to an increase in provision for loan losses of $6.2 million during the quarter. The Company expects to receive additional NMTC tax credits of approximately $7.2 million through the period ending March 31, 2014. The Company’s ability to utilize the deferred tax asset generated by NMTC as well as other deferred tax assets depends on its ability to generate sufficient taxable income from operations or from potential tax strategies to generate taxable income in the future.
Total liabilities increased $0.7 million, or 0.1%, to $744.5 million at June 30, 2010, compared to $743.8 million at March 31, 2010.
Deposits increased $11.9 million, or 2.0%, to $615.1 million at June 30, 2010, compared to $603.2 million at March 31, 2010. Deposits continued to grow this quarter through the success of the two recently opened branch locations in Flatbush and Bedford-Stuyvesant in Brooklyn, significant growth in new business accounts and strong retention rates on certificates of deposit renewals.
Advances from the FHLB-NY and other borrowed money decreased $11.0 million, or 8.4%, to $120.6 million at June 30, 2010, compared to $131.6 million at March 31, 2010. The reduction was due to the maturity of a fixed note borrowing.
Total stockholders’ equity decreased $2.3 million, or 3.7%, to $59.4 million at June 30, 2010, compared to $61.7 million at March 31, 2010 primarily due to the $2.5 million loss recorded for the quarter partially offset by an increase in unrealized gains on investment securities of $0.4 million.

Asset Quality
At June 30, 2010, non-performing assets totaled $86.3 million, or 10.7% of total assets compared to $47.6 million or 5.9% of total assets at March 31, 2010. Non-performing assets at June 30, 2010, were comprised of $46.8 million of loans 90 days or more past due and non-accruing, $21.5 million of loans that have been deemed to be impaired and $18.0 million of loans classified as a troubled debt restructuring and either not consistently performing in accordance with their modified terms or not performing in accordance with their modified terms for at least six months. Of the $21.5 million of impaired loans included in non-performing assets, approximately $10 million, while having experienced some payment difficulties in the past, are presently current with regard to their payments but are considered impaired and therefore on non-accrual status, due primarily to declines in collateral values. The Company does not anticipate marked improvement in its level of delinquencies until the level of unemployment in its markets shows sustained improvement. The Company however continues to proactively manage its delinquent loans and address the impact of its non-performing assets.
The allowance for loan losses was $15.6 million at June 30, 2010, which represents a ratio of the allowance for loan losses to non-performing loans of 18.0% compared to 25.2% at March 31, 2010. The ratio of the allowance for loan losses to total loans was 2.4% at June 30, 2010 up from 1.79% at March 31, 2010.
About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank, founded in 1948 to serve African-American communities whose residents, businesses and institutions had limited access to mainstream financial services. Carver, the largest African- and Caribbean-American run bank in the United States, operates nine full-service branches in the New York City boroughs of Brooklyn, Manhattan and Queens. For further information, please visit the Company’s website at www.carverbank.com.
Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties. More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except per share data)

	June 30,	March 31,
	2010	2010
	(unaudited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$50,287	$37,513
Money market investments	832	833

Total cash and cash equivalents	51,119	38,346

Investment securities:
Available-for-sale, at fair value	44,533	43,050
Held-to-maturity, at amortized cost (fair value of $20,761 and $12,603 at June 30, 2010 and March 31, 2010, respectively)	20,171	12,343

Total securities	64,704	55,393

Loans receivable:
Real estate mortgage loans	584,400	600,913
Commercial business loans	61,439	67,695
Consumer loans	1,355	1,403

Loans, net	647,194	670,011
Allowance for loan losses	(15,552)	(12,000)

Total loans receivable, net	631,642	658,011

Premises and equipment, net	12,184	12,076
Federal Home Loan Bank of New York stock, at cost	3,714	4,107
Bank owned life insurance	9,883	9,803
Accrued interest receivable	3,708	3,539
Core deposit intangibles, net	190	228
Deferred Tax Asset	16,722	14,321
Other assets	10,053	9,650

Total assets	$803,919	$805,474

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Savings	$111,051	$115,817
Non-Interest Bearing Checking	66,903	58,792
NOW	40,852	43,593
Money Market	74,612	67,122
Certificates of Deposit	321,714	317,925

Total Deposits	615,132	603,249
Advances from the FHLB-New York and other borrowed money	120,550	131,557
Other liabilities	8,815	8,982

Total liabilities	744,497	743,788

Stockholders’ equity:
Preferred stock (CPP) (par value $0.01 per share, 2,000,000 shares authorized; 18,980 shares, with a liquidation preference of $1,000.00 per share, issued and outstanding as of June 30, 2010 and March 31, 2010)	18,980	18,980
Common stock (par value $0.01 per share: 10,000,000 shares authorized; 2,524,691 shares issued; 2,482,740 and 2,474,719 shares outstanding at June 30, 2010 and March 31, 2010, respectively)	25	25
Additional paid-in capital	24,379	24,374
Retained earnings	16,076	18,806
Treasury stock, at cost (41,951 and 49,972 shares at June 30, 2010 and March 31, 2010, respectively)	(589)	(697)
Accumulated other comprehensive income	551	198

Total stockholders’ equity	59,422	61,686

Total liabilities and stockholders’ equity	$803,919	$805,474

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2010	2009

Interest Income:
Loans	$8,948	$9,099
Mortgage-backed securities	586	743
Investment securities	64	61
Money market investments	21	10

Total interest income	9,619	9,913

Interest expense:
Deposits	1,517	2,038
Advances and other borrowed money	1,041	985

Total interest expense	2,558	3,023

Net interest income	7,061	6,890

Provision for loan losses	6,248	688

Net interest income after provision for loan losses	813	6,202

Non-interest income:
Depository fees and charges	757	717
Loan fees and service charges	221	228
Gain on sale of securities, net	24	—
Gain (Loss) on sale of loans, net	3	—
New Market Tax Credit fees	812	38
Other	46	171

Total non-interest income	1,863	1,153

Non-interest expense:
Employee compensation and benefits	3,206	3,119
Net occupancy expense	977	987
Equipment, net	538	584
Consulting fees	219	207
Federal deposit insurance premiums	356	793
Other	2,168	1,367

Total non-interest expense	7,464	7,057

(Loss) income before income taxes	(4,788)	298
Income tax benefit	(2,297)	(396)

Net loss	$(2,491)	$694

(Loss) Earnings per common share:
Basic	$(1.09)	$0.18

Diluted	N/A	$0.18

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCES
(In thousands)
(Unaudited)

	For the Three Months Ended June 30,
	2010			2009
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest Earning Assets:
Loans (1)	$657,443	$8,948	5.44%	$667,230	$9,100	5.46%
Mortgage-backed securities	62,811	587	3.74%	70,159	743	4.24%
Investment securities (2)	4,123	79	7.67%	4,874	60	4.92%
Other investments and federal funds sold	1,368	5	1.58%	965	10	4.15%

Total interest-earning assets	725,745	9,619	5.30%	743,228	9,913	5.34%
Non-interest-earning assets	88,541			52,737

Total assets	$814,286			$795,965

Interest Bearing Liabilities:
Deposits:
Now demand	$42,096	31	0.30%	$54,172	23	0.17%
Savings and clubs	116,141	73	0.25%	119,239	66	0.22%
Money market	70,814	223	1.26%	43,674	147	1.35%
Certificates of deposit	316,975	1,177	1.49%	325,613	1,790	2.20%
Mortgagors deposits	3,173	13	1.64%	2,891	11	1.52%

Total deposits	549,199	1,517	1.10%	545,589	2,037	1.49%
Borrowed money	124,542	1,041	3.34%	120,276	986	3.28%

Total interest-bearing liabilities	673,741	2,558	1.52%	665,865	3,023	1.82%
Non-interest-bearing liabilities:
Demand	60,322			58,406
Other liabilities	8,601			7,904

Total liabilities	742,664			732,175
Stockholders’ equity	71,622			63,790

Total liabilities & stockholders’ equity	$814,286			$795,965

Net interest income		$7,061			$6,890

Average interest rate spread			3.78%			3.52%

Net interest margin			3.89%			3.71%

(1)	Includes non-accrual loans

(2)	Includes FHLB-NY stock

CARVER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED SELECTED KEY RATIOS
(Unaudited)

Three Months Ended
June 30,
2010	2009
Selected Statistical Data:

Return on average assets (1)	-1.22%	0.35%
Return on average equity (2)	-13.91%	4.35%
Net interest margin (3)	3.89%	3.71%
Interest rate spread (4)	3.78%	3.52%
Efficiency ratio (5)	83.64%	87.74%
Operating expenses to average assets (6)	3.67%	3.55%
Average equity to average assets (7)	8.80%	8.01%

Average interest-earning assets to average interest-bearing liabilities	1.08	x	1.12	x

Earnings per share — basic	$(1.09)	$0.18
Earnings per share — diluted	N/A	$0.18
Average shares outstanding — basic	2,482,740	2,470,082
Average shares outstanding — diluted	2,493,030	2,470,082
Cash dividends	$0.025	$0.10
Dividend payout ratio (8)(9)	NM	54.41%

	June 30,
	2010	2009

Capital Ratios:
Tier I leverage capital ratio (10)	6.99%	9.39%
Tier I risk-based capital ratio (10)	7.01%	9.39%
Total risk-based capital ratio (10)	10.77%	12.50%

Asset Quality Ratios:
Non performing assets to total assets (11)	10.74%	4.02%
Non performing loans to total loans receivable (11)	13.34%	3.29%
Allowance for loan losses to total loans net	2.40%	1.12%
Allowance for loan losses to non-performing loans	18.01%	29.40%

(1)	Net income, annualized, divided by average total assets.

(2)	Net income, annualized, divided by average total equity.

(3)	Net interest income, annualized, divided by average interest-earning assets.

(4)	Combined weighted average interest rate earned less combined weighted average interest rate cost

(5)	Operating expenses divided by sum of net interest income plus non-interest income.

(6)	Non-interest expenses, annualized, divided by average total assets.

(7)	Average equity divided by average assets for the period ended.

(8)	Dividends paid on common stock during the period divided by net income for the period.

(9)	Dividend payout ratios are adjusted for the payment of preferred dividends.

(10)	These ratios reflect consolidated bank only.

(11)	Non performing assets consist of non-accrual loans, impaired loans and real estate owned.